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                                                                   EXHIBIT 10.10

                          QUALITY CARE SOLUTIONS, INC.
                     SOFTWARE LICENSE AND SUPPORT AGREEMENT
                                       AND
                            CONFIDENTIALITY AGREEMENT




THIS AGREEMENT is made and entered into as of the 23rd day of November, 1996, between Quality Care Solutions, Inc. ("QCSI" or the "Licensor"), an Arizona Corporation with executive offices in Phoenix, Arizona and Schaller Anderson of Arizona, L.L.C., an Arizona Limited Liability Company with principal offices in Phoenix, Arizona (the "Licensee").

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
                                Table of Contents
DEFINITIONS.......................................................    3
THE LICENSE.......................................................    6
DELIVERABLES......................................................    8
SUPPORT SERVICES..................................................   10
SPECIAL RESPONSIBILITIES OF LICENSEE..............................   13
RESTRICTIONS......................................................   15
WARRANTY, PATENT AND COPYRIGHT INFRINGEMENT, LIMITATIONS ON
LIABILITY AND REMEDIES, AND LICENSEE'S LIABILITY..................   16
TERMINATION, DISCONTINUANCE AND REMEDIES..........................   19
GENERAL PROVISIONS................................................   21
EXHIBIT A - SPECIFICATIONS OF QMACS(TM)SOFTWARE...................   25
EXHIBIT B - CONFIDENTIALITY AGREEMENT.............................   35
EXHIBIT C - FEES, RATES AND PAYMENT SCHEDULES.....................   41
EXHIBIT D - HARDWARE/SOFTWARE ELEMENTS............................   45
EXHIBIT E - LOCATION AND NOTICES:.................................   46
EXHIBIT F - PROPOSED DATA CONVERSION PLAN:........................   47
EXHIBIT G - PROGRAMMING SERVICES..................................   48
EXHIBIT H - STANDARD SUPPORT AND RELEASE POLICY...................   49
EXHIBIT I - CLAIMS, PROCEEDINGS, ACTIONS..........................   51
EXHIBIT J - ESCROW INSTRUCTIONS...................................   51

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                                   WITNESSETH

WHEREAS, Licensor has created and developed computer software which operates on micro computers and mid-range computers for financial, administrative and operational uses in the managed care business, by health maintenance organizations and by third party administrators and is willing to grant Licensee a non-exclusive license to use such software in accordance with the terms and conditions hereof; and

WHEREAS, Licensee owns, controls and/or operates a managed care organization, a health maintenance organization, a third party administrator or other health care business and wishes to obtain a non-exclusive license to use the Licensor's software, as specified hereinafter; and

WHEREAS, Licensee and Licensor desire to enter into an agreement formalizing the terms and conditions of a license, the supply of future software and related support and other services (the "Agreement"); and

WHEREAS, Licensor and Licensee are considered each to be a "Party" to this Agreement and are hereinafter jointly referred to as the Parties.

NOW, THEREFORE, in consideration of the promises and mutual representations herein contained, the Parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

"AFFILIATE" shall mean an entity controlled by, controlling, or under common control with Licensor or Licensee.

"AGREEMENT FEES" shall mean any fee specified on Exhibit C.

An "APPLICATION" is defined as one or more Client Executables designed to accomplish a specified business function, as listed in Exhibit A.

An "APPROVED APPLICATION SERVER" is defined as a computer whose hardware and software configuration have been approved by Licensor as appropriate to execute the Client portions of the QMACS(TM) Software in a test environment maintained by Licensee. The Approved Application Server will also operate Licensee-initiated functions such as Electronic Mail, Communications, updates and releases of software, back-up of data, data transfers and other utility functions.

An "APPROVED CLIENT" is defined as a computer whose hardware and software configuration have been approved by Licensor as appropriate to execute the Client portions of the QMACS(TM) Software.

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An "APPROVED DATA SERVER" is defined as a computer whose hardware and software configuration have been approved by Licensor as appropriate to execute the Data Server portions of the QMACS(TM) Software.

"APPROVED HARDWARE" means Approved Data Servers, Approved Clients, Approved Operating Systems and Approved Network as identified in Exhibit D.

"APPROVED NETWORK" is defined as the wiring, communication lines, networking and software, communication protocols and equipment necessary for the connectivity and communication between Approved Clients and Approved Data Servers via local or wide area networks.

An "APPROVED OPERATING SYSTEM" is defined as Microsoft's WindowsNT(TM).

"AUTHORIZED LOCATION(S)" means those locations where the Software is authorized to be installed, as specified on Exhibit E.

A "BENEFIT PLAN" is any reimbursement plan administered by an administrator that has members and pays claims.

A "BILLING MONTH" is defined as a monthly period that the Licensor and Licensee agree to for billing purposes.

A "CLIENT" is defined as a computer used generally by staff personnel, which communicates with one or more Data Servers and runs Client Executables to access, analyze and update databases stored on a Data Server.

A "CLIENT EXECUTABLE" is defined as a program which is part of the Software designed to execute on a computer operating as a Client on a network connecting to and utilizing a Data Server.

"DATA BASE ADMINISTRATOR" is defined as the Licensor's activities to maintain on the Approved Data Server data table definitions, views, user defined data types, triggers, stored procedures and other attributes of the data base definitions and structure integral to the Software.

A "DATA SERVER" is defined as a computer used to hold large amounts of electronic data plus provide database management and access services to Client computers on a computer network. Portions of the QMACS(TM) Software reside on the Data Server.

A "DERIVATIVE WORK" means any modifications of QMACS(TM) Software or a work which is based upon the QMACS(TM) Software code, either source or object, or which requires the QMACS(TM) Software to function. Derivative Work shall not include custom interfaces or custom software developed under Exhibit G.

"DOCUMENTATION" is defined as manuals, training tapes, training workbooks, help screens, quick reference guides and other information contained in tangible or electronic media that explains the QMACS(TM) Software and its operations.

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"EXECUTABLE CODE" is defined as a program which is part of the QMACS(TM)
Software and actually performs the functions in conjunction with the Client or the Data Server as compared to source code, which is the code developed to create the Executable Code.

"EXECUTION DATE" means the date that the last Party hereto executes this Agreement.

"ENHANCED SOFTWARE" means the revised Software that Licensor may, from time to time, release which is a new version or updates of QMACS(TM) Software, including Executable Code and which may, but is not required to, increase the functionality, ease of use or productivity of the QMACS(TM) Software.

"HARDWARE AND SOFTWARE ELEMENTS" means the required computer hardware and software identified in Exhibit D to operate QMACS(TM) Software.

"IMPLEMENTATION" shall mean consulting services related to the conversion of data as well as the set-up of operating system software, core relational database software, database tables and QMACS(TM) training unless other arrangements are agreed to and set forth in writing and signed by both Parties.

"LAN" shall mean a local area network.

"LICENSEE" is defined as Schaller Anderson of Arizona, L.L.C.

"LICENSEE'S ADDRESS" means that address stated in Exhibit E of this Agreement or changed from such address by Licensee giving Licensor proper written notice.

"LICENSOR'S ADDRESS" means that address stated in Exhibit E of this Agreement or changed from such address by Licensor giving Licensee proper written notice.

"MANAGED HEALTH PLAN" is any managed care organization for which Licensee provides either executive management services, full turnkey management services or information services management through a service center arrangement and whose information services needs are accommodated through the use of the QMACS(TM) Software. Health Plan and Benefit Plan refer to the same concept relative to the use of the QMACS(TM) Software.

"MATERIAL NONCONFORMITY" is defined as any operation of the QMACS(TM) Software which causes material erroneous data or unrecoverable data loss due to the execution of the QMACS(TM) Software's Applications.

"MEMBER" is defined as a person who is eligible and actively enrolled for benefits under any Benefit Plan managed by the QMACS(TM) Software.

"MEMBER ENROLLMENT" is defined as the active and enrolled Members in a Benefit Plan using QMACS(TM) Software. For purposes of Monthly Agreement Fee computation, multiple enrollments by the same Member during the same month shall be counted as a single enrollment.

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"MONTHLY FEES" means the recurring Agreement Fees due each month specified on
Exhibit C.

"NEW SOFTWARE" means new Executable Code, new modules and new Applications that would allow the Licensee to perform significant functions not listed in the Specifications. By way of example, an Application that allowed the Licensee to evaluate the quality of care Members are receiving would be considered New Software. New Software is not enhancements, modifications or new versions of QMACS(TM) Software.

"ON-SITE SUPPORT" means that consultation, assistance and similar services provided by Licensor at the Authorized Location(s) or Licensee's main premises. Any On-Site Support is subject to Licensor's then current hourly rates. The reasonable costs of travel, meals and lodging and other expenses incurred by representatives (e.g., employees, subcontractors, etc.) of Licensor in providing On-Site Support shall be paid by Licensee upon presentation to Licensee of supporting documentation therefor.

"OUTSIDE EXECUTABLE CODE" means Executable Code relating to third party applications which Licensor or Licensee has been granted the right to sublicense.

"PER MEMBER PER MONTH (PMPM)" is defined as the average number of active Member enrollments actively managed by the QMACS(TM) Software during a Billing Month.

"PLAN YEAR" is defined as a twelve month (12) period from when Member enrollments were first accepted into a specific Benefit Plan managed by the QMACS(TM) Software.

"QMACS(TM)" or the "QMACS(TM) SOFTWARE" is defined as all the current computer software developed by the Licensor including but not limited to all Client Executables, Applications, all display screens, the Source Code, any Data Server Based Programs and any Schema, Stored Procedures, Triggers or Wizards.

"QMACS(TM) EXECUTABLE CODE" means Executable Code relating to the QMACS(TM) Software which Licensor hereby licenses.

"SPECIFICATIONS" are defined as the features and functions of the QMACS(TM) Software delivered as described in Exhibit A attached hereto.

"VENDOR" is defined as a third party supplier of computer hardware, software or services.

"WAN" is defined as a wide area network.

                                   ARTICLE II.

                                   THE LICENSE

2.1 LICENSE GRANT. On the terms and conditions set forth herein, Licensor hereby grants to Licensee and Licensee hereby accepts a nonexclusive, nontransferable (except as set forth in

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Section 9.3) license (the "License") to use QMACS(TM) Software on Approved
Clients, Approved Application Servers and Approved Data Servers using Approved Operating Systems at the Licensee's Address. The License shall also include a non-exclusive, non-transferable, limited license to use the QMACS(TM) Executable Code related to the QMACS(TM) Software. Licensee shall be entitled to receive any Enhanced Software produced by Licensor during the initial or any renewal term of this Agreement, as defined in Section 2.7. Unless specified otherwise by Licensor to Licensee in writing to Licensee's Address, this License and all the other terms of this Agreement shall also apply to any New Software or Enhanced Software supplied to Licensee by Licensor after the Execution Date of this Agreement. This Section does not entitle Licensee to New Software, customized versions or "beta" versions of the QMACS(TM) Software not yet generally released to all licensees of QMACS(TM) Software.

2.2 USE OF OUTSIDE EXECUTABLE CODE. Licensor may place a copy of Outside Executable Code in magnetic form in the possession of Licensee for Licensor's convenience and use in providing services or support to Licensee. Such copy shall be clearly marked by Licensor as Outside Executable Code under the License. Except as Licensor expressly authorizes in writing in each instance, said copy of Outside Executable Code shall be immediately returned to Licensor upon Licensor's request. Regardless, such request shall be deemed given upon expiration or termination of this License. The Parties agree that Licensor is not responsible for maintenance, support, updates or enhancement of said Outside Executable Code.

2.3 COPYING. Licensor will provide Licensee with a reasonable number of back-up copies of the QMACS(TM) Software or Licensee may make a reasonable number of controlled copies of the QMACS(TM) Software as reasonably necessary to utilize the QMACS(TM) Software on the Approved Hardware. Licensee may make a reasonable number of copies of the Documentation for use by Licensee's employees in connection with the duly authorized use of QMACS(TM) Software (the "Copies"). Licensee shall reproduce and include in all Copies made by it, whether of Software or Documentation, any and all notices of copyright and other proprietary rights included by Licensor in or on the QMACS(TM) Software and Documentation provided to Licensee. All Copies of QMACS(TM) Software or Documentation or rights granted hereunder to copy the QMACS(TM) Software and the Documentation are provided to Licensee only for the duration of the License under this Agreement and only for the purpose of facilitating the licensed use by Licensee of QMACS(TM) Software.

2.4 OWNERSHIP. All Copies and modifications of QMACS(TM) Software and the Documentation (including Copies under Section 2.3) are the sole property of Licensor and Licensor shall hold sole title thereto.

2.5 RETURN OF COPIES. Upon expiration or termination of the License, all Copies of the QMACS(TM) Software and the Documentation shall promptly be delivered to Licensor or destroyed by Licensee. Within fifteen (15) days of termination or expiration of the License, Licensee shall deliver to Licensor a certification in writing that all Copies have been delivered to Licensor or destroyed.

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2.6 SAFEGUARD. Licensee shall safeguard all Executable Code and Copies against non-Licensee use, copying or inspection by any third-party and against transfer to any third-party. Licensee shall require all persons and entities to whom Licensee has granted operations authority to save data or who have access to any Executable Code to execute and submit to Licensor a Confidentiality Agreement as set forth in Exhibit B.

2.7 TERM OF THE AGREEMENT. Provided that all Agreement Fee(s) are paid timely, and Licensee complies with the terms and conditions of this Agreement, the initial term of this Agreement shall be for a period of five (5) years beginning on the first of the month after the Execution Date except as provided for in
Section 8.1; provided, however, that Licensee shall have the right to terminate this Agreement at any time upon notification to the Managed Health Plan by a state regulatory agency that a Managed Health Plan contract is terminating, or notification that the Licensee management services contract with a Health Plan is terminating; and, provided further, that Licensee shall have the right, at any time after the third anniversary of the Execution Date to terminate this Agreement, with or without cause upon one hundred eighty (180) days prior notice. After the initial term, this License shall be automatically renewed under the terms of this Agreement from year to year, assuming Agreement Fees are timely paid, unless Licensee gives one hundred eighty days (180) prior notice of its intent to terminate this Agreement at the end of the original or any renewal term.

2.8 FEES. To maintain its License hereunder, Licensee shall pay to Licensor all Agreement Fees as provided in Exhibit C attached hereto or as otherwise required by this Agreement.

                                  ARTICLE III.

                                  DELIVERABLES

3.1 QMACS(TM) SOFTWARE. Prior to the completion of the Implementation, Licensor will deliver at least one machine readable copy (QMACS(TM) Executable Code form) of each program for each QMACS(TM) Application in accordance with the Specifications defined in Exhibit A. Two (2) copies of any Documentation corresponding to each Application shall be provided to Licensee as such Documentation is published. At Licensee's option, Licensee may purchase additional copies of Documentation in printed bound form from Licensor at Licensor's cost. Licensor shall make available to Licensee at least two (2) copies of Documentation or Documentation updates per Managed Health Plan as new releases of QMACS(TM) Software or enhancements to QMACS(TM) Software are made available. Additionally, Licensor shall make available one (1) additional copy of Documentation per Managed Health Plan as such new Health Plans are implemented.

3.2 QMACS(TM) IMPLEMENTATION. Licensor shall be responsible for the initial installation of QMACS(TM) SOFTWARE database software on the Approved Data Server and made operational on the Approved Data Server. Licensee shall cooperate fully with Licensor in such installation and Implementation. The Implementation shall proceed in accordance with a mutually acceptable Implementation Schedule.

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3.3 QMACS(TM) TRAINING. Licensor shall provide initial training services to
Licensee's training personnel on the operation of QMACS(TM) Software, New Software or "Beta Software" as such Software becomes available for use by Licensee. Licensee agrees to Licensor's train the trainer method of training and acknowledges that Licensor's training program is designed to train key users on the operation of the QMACS(TM) Software. Licensee agrees adapting the key user training to Licensee's operation and tailoring Licensee's work flow process around QMACS(TM) Software is the responsibility of the Licensee. The initial training sessions will take place in accordance with a mutually agreed training schedule and the training hours allowance outlined in Exhibit C. Licensee shall be permitted to videotape all training sessions. Licensee shall be responsible for all reasonable, travel, lodging, meals and other related expenses incurred by either Party in connection with training, and shall reimburse Licensor for such expenses upon presentation of supporting invoices.

3.4 SUBSEQUENT TRAINING. Subsequent training services, other than those provided as initial training, shall only be supplied upon the mutual agreement of the Parties. Additional training services will be quoted to Licensee on a time and materials basis.

3.5 STANDARD REPORTS. Licensor will deliver a set of standard reports, which shall include at least those set forth in Exhibit 5, Reports, as described in Licensor's response to Licensee's Request for Proposal, with the installation of the Software. Licensee acknowledges that third party report writing software tools are required to be used to modify the standard reports. The license fee, support and training cost for third party report writing tools are not included in this Agreement and must be acquired separately. Licensee acknowledges the standard reports are templates and examples of reports the Licensor has developed for non specific use. The Licensee acknowledges responsibility for the production of its own reports and agrees the delivery of Licensor provided standard reports meets any report production requirements of Licensor.

3.6 THIRD PARTY INTERFACES. Licensee and Licensor mutually agree that the total number of Licensor developed data exchange interfaces or interfaces to third party systems to be provided by Licensor without additional cost to Licensee is limited to ten (10) separate interfaces per Managed Health Plan and/or Health Plan for which Licensee provides information services through a service center arrangement. Licensee may develop an unlimited number of interfaces to third party systems free of any charge by Licensor and such Licensee-developed interfaces shall be the property of Licensee. Subsequent to the execution of this Agreement, utilization of such interfaces by Licensor developed at the expense of Licensee or required by contract of any Managed Health Plan or Licensee serviced Health Plan shall be with the express permission of Licensee where such use shall be made by Health Plans not managed or serviced by Licensee. Licensee and Licensor shall mutually agree upon any compensation to be paid Licensee for utilization of such custom interfaces by third parties.

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                                   ARTICLE IV.

                                SUPPORT SERVICES


4.1 SUPPORT SERVICES GENERALLY. As part of its Monthly Fee Licensor shall provide to Licensee the certain support services as specified below to unmodified QMACS(TM) Software (the "Support Services") until the expiration or termination of the initial or any renewal term of this Agreement.

4.2 MAINTENANCE. Licensor's sole Support Services obligation hereunder is to provide the programming or documentation services necessary to conform any Application to the Specifications. This obligation shall remain in effect until the expiration or termination of this Agreement only if the Licensor can duplicate the defect. Upon the detection of any Material Nonconformity, Licensee shall provide to Licensor such output listings, data and other assistance as Licensor shall request. Licensor shall remedy any Material Nonconformity between the original QMACS(TM) Software, or any Enhanced Software, and the Specifications within the lesser of the time frame stated in the Licensor's Support Policy as defined in Exhibit H or within thirty (30) days after notification in writing by Licensee. Upon receipt of such notice, Licensor, at no cost to Licensee, shall remedy the Material Nonconformity. This obligation of Licensor does not extend to QMACS(TM) Software modified by Licensee without Licensor's approval or caused by operating the Software on non-approved or malfunctioning computers or networks.

4.3 DATA BASE ADMINISTRATION. Licensor shall supply Data Base Administration services to Licensee with regard to the QMACS(TM) Software. This obligation shall remain in effect until the expiration or termination of this Agreement. Licensor may terminate any obligation in this Agreement if the Licensee or any third party makes any structural or technical modifications to the QMACS(TM) databases without written permission of the Licensor. Licensee agrees that adding, deleting, importing and editing of data in QMACS(TM) data tables by third party software applications violates QMACS(TM) data integrity and could cause a QMACS(TM) application to malfunction and therefore Licensor may suspend or terminate any obligation under this Agreement if Licensee or a third party on behalf of Licensee engages in such activity. It is agreed by both parties that selection, querying, accessing, exporting or reading of data contained in the QMACS(TM) database tables by the Licensee using third party software is excluded from this Section 4.3.

4.4 METHOD OF SUPPORT. Licensor shall provide support via WAN to Licensee. This support will consist of direct line or WAN access to the QMACS(TM) Software installed on the Approved Hardware. Licensee shall obtain and maintain a direct line or WAN link and other telecommunication equipment and software such as are required and approved by Licensor to enable Licensor to supply Data Base Administration, Support Services and Maintenance of the Applications. Licensor's approval of direct line or WAN link and telecommunication equipment and software is necessary to ensure compatibility with Licensor's modems and telecommunication equipment and software. The acquisition, maintenance and support of Licensee's modems, routers, WAN, telephone line and other telecommunication equipment and

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software shall be the responsibility of Licensee. Licensee shall reimburse
Licensor for direct line, WAN or telephone charges incurred by Licensor in connection with WAN or modem support.

4.5 HELP DESK SUPPORT. Licensor shall provide "Help Desk support" as defined herein to Licensee during Licensor's normal business hours. Help Desk support will consist of telephone consultation, WAN, Telecopy (Fax), e-mail or Internet communication with a representative of Licensor to provide Licensee with information, advice and assistance with respect to the operation and use of QMACS(TM) Software. Licensee may obtain Help Desk support by communicating with Licensor's designated representative or following Licensor's process for Help Desk support. Licensee will use its best efforts to maintain the training level of its employees on the Software. Licensor's Help Desk is not a substitute for training and Licensee agrees to maintain a reasonable number of trained personnel to use the Software and train other of Licensee's personnel. Licensor Help Desk will respond to Licensee requests for assistance by telephone within four (4) hours of receiving a call. To assure that the day-to-day operations of any Managed Health Plan are not impacted by failure of the QMACS(TM) Software to execute as warranted, Licensor will maintain availability of Help Desk personnel on a 24x7, 365 day basis via pager outside of the hours of 8:00am to 5:00pm Mountain Standard Time. Licensor is bound to a twenty-four (24) hour software problem resolution service level. In the event that as a result of a bug, there is an interruption or failure in: (i) the ability to process prior authorizations, eligibility or enrollment and serious, diligent steps towards resolution of that problem is not achieved within twenty-four (24) hours; or
(ii) the payment or adjudication of claims and serious, diligent steps towards resolution of that problem is not achieved within five (5) days, then Licensor shall compensate Licensee monthly License and Support Fees by a credit of 5% of the then applicable PMPM for the affected Managed Health Plan for each eight (8) hour period that problem resolution is not achieved.

4.6 SOFTWARE MODIFICATION PURSUANT TO GOVERNMENT REGULATION. After notice to Licensor, Licensee shall be entitled to receive, without additional charge, such modifications to the Applications as are required to reflect any mandatory changes in federal or state government managed care regulations that are applicable in any jurisdiction relevant to Licensee's use of the QMACS(TM) Software. Licensee agrees to provide said regulatory requirement information to Licensor no later than ninety (90) days prior to its effective date, or, as soon as made available by the appropriate regulatory agency if made available later than ninety (90) days prior to its effective date. Licensor shall be obligated to provide only a single solution to any given mandatory change which is acceptable by the appropriate controlling government agency.

4.7 ADDITIONAL SERVICES. Subject to the mutual agreement of the Parties and additional compensation as scheduled or agreed upon, Licensor will provide to Licensee some or all of the following additional services which shall be made available to Licensee for fees, terms and conditions then in effect concerning the following services.

         A.       On-Site Support;

         B.       New Software;

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         C.       Custom Programming;

         D.       Special Services.

         These "Additional Services" are not "Support Services" and are not covered by the Monthly Agreement Fees.

4.8 SPECIAL SERVICES. Licensor may offer Licensee other services ("Special Services") to enhance the utility, user-friendliness and/or value of QMACS(TM) Software to Licensee. Such Special Services may include, but are not necessarily limited to, consulting services, training, classes, training modules, in addition to initial training, computer assisted education modules, and the provision of Support Services for modified QMACS(TM) Software. Fees and charges for the foregoing will be quoted from time to time to Licensee by Licensor.

4.9 EQUIPMENT AND ACCESS TO DATA. To facilitate the performance of Support Service and any Additional Services, Licensee, at its expense, shall:

                  A. Direct line or WAN. Acquire and maintain in good operating condition at each Authorized Location a telecommunication hardware/software configuration (including router, direct telephone line link and other telecommunication equipment and software) as Licensor shall reasonably require for compatibility with Licensor's telecommunication hardware/software configuration, Licensor may request Licensee to upgrade said communication configuration from time to time.

                  B. Cooperation. Make available to Licensor such personnel, time, supplies, equipment, assistance and cooperation of Licensee as Licensor shall reasonably request;

                  C. Licensor Access to Software and Data. Permit Licensor support personnel to have full and free access to the QMACS(TM) Software installed on the Approved Hardware and data used in connection with any QMACS(TM) Software. Such data shall be held in confidence by Licensor and used exclusively to enable Licensor support personnel to accomplish or facilitate Support Services or any Additional Services. Licensee will provide Licensor system password(s) necessary to operate and support the QMACS(TM) applications and related databases;

                  D. Back-Up Data. Maintain adequate back-ups of all data provided to Licensor support personnel in order to ensure continued data security and retention. LICENSOR SHALL NOT BE OBLIGATED TO RECREATE OR RESTORE, OR BE LIABLE IN ANY WAY FOR, LICENSEE DATA IN THE EVENT OF LICENSEE'S FAILURE TO MAINTAIN ADEQUATE BACK-UP OF ALL DATA;

                  E. Licensee Information. Provide Licensor's support personnel access to all Licensee information specific to QMACS(TM) Application(s) maintained on the Licensee's Data Server. Licensor shall comply with all applicable laws relating to the confidentiality of such information; comply with reasonable confidentiality policies of the Licensee; and sign confidentiality agreements as requested by Licensee;

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                  F. Install Modifications. Promptly install or have installed on all Client workstations all new releases of QMACS(TM) Software required by Licensor for continued support. It is agreed the Licensee is responsible for all software updates to the Approved Client Workstations including but not limited to operating systems, networking software, database connectivity software. Licensor will install any QMACS(TM) Software modifications, updates or fixes to an agreed upon location on the Approved Application Server provided by Licensee. It will be the Licensee's responsibility to test, accept and move the new or modified QMACS(TM) Software to the respective Client workstations.

                                   ARTICLE V.

                      SPECIAL RESPONSIBILITIES OF LICENSEE.

5.1 LICENSEE PROVISIONS TO LICENSOR'S SUPPORT TEAM MEMBERS. Licensee shall provide to Licensor's Support and Implementation staff the following while on site performing installation, development, training or support work:

                  A. A business-like working environment including, but not limited to, office space, desks, furnishings, telephone with access to an outside line for business calls relating to Licensor's performance under this Agreement. Licensee agrees to use reasonable efforts to provide space and furnishings consistent with the space and furnishing made available to Licensee's employees of similar responsibility.

                  B. An Approved Client connected to Licensee's Data Server(s) and/or the WAN network.

                  C. Reasonable access to the Approved Hardware running QMACS(TM) Software or databases shall be granted to all members of the Licensor's Installation, Development, Support, Training or Implementation staff as is necessary for Licensor to perform Support. Licensee shall provide to the Licensor's support manager system software support.

                  D. Licensee shall make available to Licensor's staff other available equipment reasonably necessary for Licensor to perform its services including but not limited to communications equipment such as faxes, modems, telephones and Internet connections, if available.

5.2 LICENSEE'S PROJECT LEADER OR AGENT. Licensee shall provide a Project Leader or agent. Such Project Leader shall be authorized by Licensee to:

                  A. Make decisions, approve plans and grant requests on behalf of Licensee in connection with the Implementation of the QMACS(TM) Software consistent with the terms of this Agreement;

                  B. Make management decisions and provide personnel, including the appointment of Application Coordinators, and other representatives as reasonably required by Licensor, in order to accomplish and facilitate the Implementation services provided by Licensor in a proper and efficient manner;

                  C. Maintain Licensee's Approved Hardware or cause the same to be maintained in proper working order during the term of the License and:

                  D. Provide for or develop workflow and organizational processes to complement the implementation and training of the QMACS(TM) Software.

                  E. Exercise its best efforts in the performance of Licensee's obligations hereunder in connection with the Implementation of QMACS(TM) Software and preparation of the Authorized Location(s) therefor.

5.3 HARDWARE AND SOFTWARE ELEMENTS. Licensee shall insure that the minimal Hardware and Software Elements identified in Exhibit D attached hereto are in place and operational at the Authorized Location(s) prior to the Implementation Commencement date. Licensee agrees to pay Licensor for any services performed by the Licensor for the set-up, troubleshooting, support or maintenance of any of the Hardware or Software elements identified in Exhibit D on behalf of the Licensee. Licensee shall be responsible for the continued operation and maintenance and support of such Hardware and Software Elements and shall comply with the operational, environmental, maintenance and support recommendations and requirements of the vendors and manufacturers thereof.

5.4 DATA. Licensee agrees to enter all data required for the correct operation of the QMACS(TM) Software in accordance with written documentation and specifications provided by Licensor. Licensee shall provide to Licensor, in a mutually acceptable form, that data and material as agreed by Licensor and Licensee to enable Licensor to provide the services called for in this Agreement. Licensee is solely responsible for the accuracy and timeliness of its data and information and the validation thereof if data or materials submitted by Licensee are incorrect, or not in a form mutually agreed upon by Licensor and Licensee for processing, Licensor may charge Licensee for costs incurred to correct or make the data or materials submitted by Licensee as usable for Licensor's purposes. Licensee agrees to promptly provide Licensor with copies of documents, other materials, and communications from regulatory agencies that affect the QMACS(TM) Software or new requirements of the respective agencies. Licensee agrees to provide said data or information to Licensor no later than ninety (90) days prior to its effective date, or, as soon as made available by the appropriate regulatory agency if made available later than ninety (90) days prior to its effective date. Licensee acknowledges that QMACS(TM) Software is rule based and the Licensee is responsible for the accurate data definition, set-up and maintenance of all rules and data elements according to Licensor supplied documentation and training. Licensee is responsible for all errors, omissions, penalties and restrictions as a result of improper data set-up or maintenance.

                                   ARTICLE VI.

                                  RESTRICTIONS

6.1 USE BY OTHERS. Licensee may use QMACS(TM) Software and the Documentation only for Licensee's own internal purposes to process data for Licensee and its Affiliates. Licensee shall not allow any third party to access, copy or use QMACS(TM) Software or the Documentation without first obtaining a signed Confidentiality Agreement similar to Exhibit B from the third party which will be provided to the Licensor. Licensee may use QMACS(TM) Software and the Documentation for Licensee's internal purposes and to process data for all Managed Health Plans directly or through agreements with Affiliates. Licensee may use the QMACS(TM) Software to provide time sharing or data processing services for non-Licensee Managed Health Plans on a per client basis as mutually agreed upon by Licensee and Licensor. Notwithstanding any other provisions of this Agreement, Licensee may disclose the QMACS(TM) Software and Documentation to any third party for the limited purpose of maintenance or modification of computer hardware or software for use by Licensee provided that such disclosure is pursuant to a Confidentiality Agreement. Any QMACS(TM) Software modified or changed by a third party on behalf of Licensee other than in accordance with
Section 6.3 will not be covered under Article VII without a separate written agreement and is cause for termination of this Agreement.

6.2 DUTY TO SAFEGUARD. The QMACS(TM) Software, the Documentation, and the trade secrets and intellectual property embodied therein, are of great value to Licensor. Accordingly, Licensee shall exercise reasonable care and diligence to protect the same against any unauthorized copying, piracy and misappropriation.

6.3 MODIFICATIONS. Licensee shall notify Licensor in writing of any Derivative Work. Any and all such Derivative Works and modifications shall be the property of Licensor and Licensee hereby assigns all title and ownership interest therein to Licensor. Such Derivative Works and modifications shall be deemed to be QMACS(TM) Software for the purposes of this Agreement, provided, however, that Licensor's representations, warranties and liabilities shall not extend to such Derivative Works and modifications.

6.4 CONFIDENTIALITY BREACH. In the event of a breach or the threat of a breach of any of the provisions of this Article, in addition to any other remedies it may have at law or in equity or under this Agreement, the non-breaching party shall be entitled to a restraining order, preliminary injunction, and other appropriate relief so as to specifically enforce the terms of this Article. The Parties agree that a breach of this Article would cause injury to the non-breaching party not compensable in monetary damages alone, and that the remedies provided herein are appropriate and reasonable.

                                  ARTICLE VII.

           WARRANTY, PATENT AND COPYRIGHT INFRINGEMENT, LIMITATIONS ON
               LIABILITY AND REMEDIES, AND LICENSEE'S LIABILITY.

7.1 WARRANTIES. Licensor warrants that it shall remedy any Material Nonconformity within the lesser of the Support Policy response time as defined in Exhibit H or thirty (30) days after notification from Licensee only if Licensor can duplicate the defect. Upon receipt of such notice, Licensor, at no cost to Licensee, shall remedy the Material Nonconformity. This warranty does not extend to QMACS(TM) Software modified by Licensee without Licensor's approval or for nonconformities due to Licensee misuse. Licensor's warranty covers only service to correct Material Nonconformities reported during the term of this Agreement. Licensor warrants that the QMACS(TM) Software shall be free from significant programming errors and from defects in workmanship; shall conform to the performance capabilities, specifications, functions and other descriptions and standards applicable thereto as set forth in the Documentation and the Specifications; and that Support shall be performed in a professional manner by qualified professional personnel. Licensor further warrants that it has full power and authority to grant the rights granted by this Agreement to Licensee and that neither the performance of Support by Licensor nor the license to and use by Licensee of the QMACS(TM) Software and Documentation will in any way constitute an infringement or other violation of any copyright, trade secret, trademark, patent, invention, proprietary information or other rights of any third party.

7.2 LIMITATIONS ON WARRANTY. Except as set forth in this Agreement, the RFP and the Specifications, Licensor does not warrant that the QMACS(TM) Software will meet the particular requirements of any jurisdiction in which Licensee or its Managed Care Plans operate.

7.3 SCOPE OF WARRANTY. THE FOREGOING IS IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED. LICENSOR HEREBY DISCLAIMS ALL WARRANTIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. LICENSEE HEREBY DISCLAIMS ANY RELIANCE ON ANY WARRANTY OR REPRESENTATION NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE RFP.

7.4 INDEMNIFICATION. Licensor promises to indemnify Licensee, at Licensor's expense, against any claim that the QMACS(TM) Software, the Documentation or the corresponding manual(s) infringe on a valid patent, copyright, or trade secret. Licensor will also pay all costs, damages and expenses, including attorneys' fees, that a court finally awards as a result of such claim, or that is agreed upon in settlement of such claim. Licensor's duties under this Section 7.4 are conditioned upon the following:

                  A. Licensee shall give to Licensor prompt written notice of any actual or threatened claim.

                  B. Licensor shall have control of the defense of any claim and of all negotiations for the settlement or compromise of such claim;

                  C. Licensee shall cooperate with Licensor in the defense or settlement of any claim at Licensor's expense: and

                  D. The claim does not arise out of Licensee's modification of the QMACS(TM) Software or the use of QMACS(TM) Software without Licensor's approval in combination with anything not approved by Licensor.

If a patent, trade secret or copyright infringement occurs, or in Licensor's judgment is likely to occur. Licensor, at Licensor's option and expense, may either procure the right for Licensee to continue using the QMACS(TM) Software, the Documentation and the manual(s), or replace or modify them to be functionally equivalent, to the satisfaction of Licensee, so that they become non-infringing. If neither of the foregoing alternatives is reasonably available in Licensor's judgment, Licensee shall return all copies of the Application(s) in question and corresponding manual(s) to Licensor upon written request. Licensor will refund the cost of Initial Implementation of the Application in question and service fees.

The above promise of indemnification extends only and strictly to the QMACS(TM) Software, the Documentation and manual(s) in the forms provided by Licensor and expressly precludes any indemnification with respect to claims based upon the QMACS(TM) Software, manual(s) or any software or documentation which has been modified by anyone besides Licensor unless authorized or approved by Licensor.

7.5 Licensor is a defendant in an action pending in the United States District Court for the District of Arizona, captioned Redpath Computer Services, Inc. v. Regional AHCCCS Health Providers, Inc., Digital Sciences, Inc., Ventana Health Systems, and Intergroup Healthcare Corp., case no. CIV 96-1732-PHX-ROS (the "lawsuit"). Notwithstanding any other provision in this Agreement to the contrary, Licensor shall indemnify and hold harmless Licensee from and against any and all claims, damages, losses, costs and expenses arising from or relating, directly or indirectly, to the lawsuit.

7.6 LIMITATIONS ON LIABILITY AND REMEDIES. Licensee expressly agrees that Licensors entire liability and Licensee's exclusive and sole remedies for breach of Licensor warranties shall be as follows:

                  A. CONFORMITY/NONCONFORMITY OF THE QMACS(TM) SOFTWARE. In all situations involving conformance or nonconformity of the QMACS(TM) Software during the period as set forth in Section 7.1 of this Software License Agreement, Licensee's sole remedy is the correction by Licensor at its expense of any Material Nonconformity with the Specifications provided notice of such nonconformity is received by Licensor. Licensor shall have no liability or obligation under this Agreement with respect to any nonconformity with the Specifications not reported in writing by Licensee to Licensor during the applicable Warranty Period.

                  B. INSURANCE. Licensor agrees that Licensee's business depends, in significant part, on the ability to use the QMACS(TM) Software and Documentation.

         Licensor therefore covenants and agrees to maintain product liability, errors and omissions and any other insurance in an amount of $3,000,000 to cover any claims by third parties against Licensee, with such policies of insurance naming Licensee as an additional insured, and to reimburse Licensee for any business interruption and lost profits that may result from the breach of any representation or warranty by Licensor hereunder up to $3,000,000, subject to Licensor's ability to secure all of the above such insurances at mutually agreeable reasonable premiums.

         Licensor shall provide to Licensee, upon its reasonable request, copies of any insurance policies maintained pursuant to this Section 7.6.

                  C. CARE BY LICENSEE. After installation of the Application, it is the duty solely of Licensee to verify the results and information provided by the Application, that the Application is operated properly by trained personnel, and to satisfy itself that all such results and information are true, complete and correct.

                  D. TIME LIMITATIONS. No action, regardless of form, arising out of this Agreement may be brought by Licensee later than two (2) years after the cause of action has arisen and Licensee has (or should have) acquired knowledge thereof.

                  E. ALLOCATION OF RISK. This Agreement in general, and the foregoing limitations on liabilities and warranties in particular, represent a mutually agreed upon allocation of risk and the consideration provided for in this Agreement has been calculated to reflect such allocation of risk.

7.7 SOFTWARE MISUSE. Licensee agrees to indemnify Licensor from liability due to Licensee's failure to follow directions or use for purposes different from those intended for the QMACS(TM) Software.

7.8 QUALIFICATIONS; AUTHORIZATION. Licensor is a corporation, duly organized, qualified and in good standing under the laws of the State of Arizona. This Agreement, and performance of Licensor's obligations hereunder, have been authorized by all necessary corporate action, and no consents or authorizations by third parties are necessary or appropriate in order for Licensor to perform hereunder.

7.9 CLAIMS. There are no claims, proceedings or actions pending or threatened against Licensor which, if successful, would have a material adverse effect on Licensors business or operations, except as specifically set forth in Exhibit I and no voluntary or involuntary bankruptcy proceedings have been filed by or against Licensor, nor are any such proceedings threatened or imminent.

7.10 OWNERSHIP. The QMACS(TM) Software and Documentation have been independently developed by Licensor and are owned solely by Licensor free of any claim of ownership or title by any third party.

7.11 BETA TESTING. The QMACS(TM) Software has been beta-tested, is currently operating in at least three sites, and no Material Nonconformities have been reported to Licensor with respect to any of such sites.

7.12 Successor-In-Interest. Licensor is the successor-in-interest to Digital Sciences, Inc., an Arizona corporation.

                                  ARTICLE VIII.

                    TERMINATION, DISCONTINUANCE AND REMEDIES

8.1 TERMINATION. Termination of the License. This Agreement may be terminated by either Party if:

                  A. The other Party fails to comply with the terms, conditions or any covenant or agreement on its part under this Agreement and fails to perform or cure the same within thirty (30) days of receipt of written notice to cure (the "Cure Date").

                  B. A voluntary or involuntary proceeding seeking liquidation, reorganization or other relief shall be filed by or against the other party under any bankruptcy or similar law and such case shall remain undismissed and unstayed for a period of sixty days subject to Bankruptcy Code S,365(n).

In such events, the Party failing to perform or comply with the terms or conditions of this Agreement will be deemed to be in default, and the non-defaulting Party shall be entitled to the remedies specified below in section 8.2 or 8.3.

8.2 LICENSOR REMEDIES. [Confidential treatment has been requested]

                  A. Licensor may demand any money due and owing to it under this Agreement as set forth in Exhibit C.

                  B. Licensor may electronically terminate Licensor's use of the Applications and Support Services.

                  C. Seek an injunction against the continued use of the Software and to protect the Licensor's intellectual and proprietary rights.

                  D. Licensor acknowledges that PMPM payments are to be paid through the end of the last day of the last month in which termination of this Agreement occurred and in which Licensee utilized the QMACS(TM) Software, including the [****] per month fee during a wind down period, if any.

                        **** - Confidential Treatment Requested

8.3 LICENSEE REMEDIES

                  A. Licensee can seek monetary damages from Licensor for breach of this Agreement.

                  B. Licensee may defend itself against a termination claim by Licensor by escrowing disputed funds. If the breach claimed is related to disputes regarding payment, Licensee may interplead the maximum funds due with a court of competent jurisdiction in which case Licensor will consent to Licensee continuing to use the QMACS(TM) Software until such dispute is resolved in accordance with this Agreement.

                  C. Licensee may obtain from Licensor and Escrow Agent access to the QMACS(TM) Software Source Code for the purposes of maintaining and supporting its own version of the QMACS(TM) Software in the event the Licensor does not provide support to Licensee within 45 days of Cure Date.

8.4 OBLIGATIONS OF THE PARTIES UPON TERMINATION. Upon termination of the Agreement, neither Party shall have any further obligations hereunder except for:

                  A. Obligations accruing prior to the Cure Date;

                  B. Obligations or promises contained herein which relate to the protection or confidentiality of QMACS(TM) Software (including Executable Code) or the Documentation, which arise hereunder or which are expressly made to extend for five (5) years past the term of this Agreement; and

                  C. The obligation of Licensee to certify in writing to Licensor within twenty (20) days of expiration or termination of the License that all copies of the QMACS(TM) Software and the manual(s) have been destroyed by Licensee or delivered to Licensor.

8.5 ESCROW. The Licensor shall maintain a copy of the most recent Source Code for the QMACS(TM) Software with an Escrow Agent mutually acceptable to Licensee and Licensor that agrees to act in accordance with letters of instruction in the form attached as Exhibit J. Such Source Code shall be updated with each new release, update and modification. In the event that Licensor fails to provide Support, becomes insolvent, makes an assignment of assets for the benefit of creditors, has a trustee or receiver appointed (either voluntary or involuntarily), is adjudicated bankrupt, or involuntary bankrupt proceedings are commenced against Licensor or receiver, commences any dissolution or liquidation proceedings, or transfers all or substantially all of its assets to another entity, then the Escrow Agent shall be directed by Licensee to deliver the Source Code to Licensee. In the event that Licensor does not meet Licensee's Cure Date as defined in Section 8.1 for resolving Material Non-Conformities, Licensee may obtain access to Licensor's Source Code held in escrow by Escrow Agent. Licensee shall provide written notification to Licensor and the Escrow Agent to access Source Code. Licensee shall be responsible for the costs of Source Code escrow. Licensee has a right, at its expense, to hire an independent third party to audit and verify Source Code in escrow at any time. Such independent third party shall be under an obligation of confidentiality and shall only report to Licensee whether or not the Source Code is being held by the Escrow Agent and is current.

                                   ARTICLE IX.

                               GENERAL PROVISIONS

9.1 AGENCY. Except as specifically permitted under this Agreement, neither Licensor nor Licensee shall make any representations or warranties or incur any liability on behalf of the other. Neither Party is the agent, representative, partner or joint venturer of or with the other Party.

9.2 APPLICABLE LAW AND ARBITRATION. This Agreement shall be construed and interpreted in accordance with the laws of the State of Arizona. The seat of the arbitration shall be in Phoenix, Arizona. In the event that the Parties are unable to resolve, within a reasonable time, any controversy, dispute or claim arising out of or in connection with this Agreement, or its interpretation, performance or termination, arbitration shall be conducted in accordance with the rules of the Arizona Arbitration Act, A.R.S Sections 12-1501 et seq., and the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect at the time of the arbitration, except as they may be modified or supplemented herein or by mutual agreement of the parties Arbitration awards shall be binding and conclusive upon the Parties, their successors and assigns and they shall comply with such awards in good faith. If reasonably necessary, judgment upon an arbitration award may be entered in any court having jurisdiction. In the event of arbitration or litigation, the non-prevailing Party shall pay the costs and expenses including reasonable attorneys' fees, incurred in arbitration or litigation, or in preparation therefor, by it and by the prevailing Party.

9.3 ASSIGNMENTS, SUBLICENSES, ETC. BY THE LICENSEE. Licensee shall not have the power or the right (1) to delegate any duty under this Agreement, or (2) to assign or transfer the License, this Agreement or any right thereunder, except to a parent corporation, holding company, or subsidiary, or to a corporation, partnership or other entity which succeeds to all or substantially all of the business or assets of the Licensee, or otherwise with the approval of the Licensor which shall not be unreasonably withheld. Licensee affiliated entities or Managed Health Plans are not considered sub-licensees for purposes of this Agreement and shall have full access to utilize the QMACS(TM) Software under the terms of this Agreement regardless of when, during the term of this Agreement, such Health Plan becomes a Managed Health Plan.

9.4 ASSIGNMENTS, SUB-LICENSES, ETC. BY THE LICENSOR. Licensor shall not have the power or the right to delegate any duty under this Agreement, except that Licensor may make such an assignment to a parent corporation, holding company, or subsidiary, or to a corporation, partnership or other entity which succeeds to all or substantially all of the business or assets of the party, or otherwise with the approval of the Licensee which shall not be unreasonably withheld. However, Licensor, in its sole discretion and without the approval of the Licensee, may assign the economic benefits of this Agreement. In no way is this Agreement to restrict the rights of the Licensor to grant licenses or enter into agreements with others.

9.5 AUTHORIZATION. Each Party represents and warrants to the other that it is duly authorized to execute and perform under this Agreement and that this Agreement constitutes its valid obligation, enforceable according to the provisions hereof.

9.6 CALENDAR DAYS. Unless otherwise stated, all periods of days referred to in this Agreement shall be measured in calendar days.

9.7 RECRUITMENT OF PERSONNEL. During the initial and any renewal term of this Agreement, and for a period of one (1) year thereafter, neither Licensor nor Licensee will hire any key employees of the other including employees of Licensee's Affiliates for a period of ninety (90) days following termination of such employee's employment, without the prior written consent of the other.

9.8 EXHIBITS. The following exhibits are hereby incorporated into this Agreement by reference:

         Exhibit A entitled "Specifications of QMACS(TM) Software:"

         Exhibit B entitled "Confidentiality Agreement:"

         Exhibit C entitled "Fees, Rates and Payment Schedules:"

         Exhibit D entitled "Hardware/Software Elements:"

         Exhibit E entitled "Locations and Notices"

         Exhibit F entitled "Proposed Data Conversion Plan"

         Exhibit G entitled "Programming Services"

         Exhibit H entitled "Standard Support and Release Policy"

         Exhibit I entitled "Claims, Proceedings, Actions"

         Exhibit J entitled Escrow Agent Instructions"

9.9 EXPORT ACT. Licensee hereby warrants and certifies that no part of the QMACS(TM) Software, modifications thereof, documentation related thereto, applicable manual(s) or any related item or product will be made available or exported to any country in contravention of any law of the United States, including the Export Administration Act of 1979 and regulations relating thereto.

9.10 FORCE MAJEURE. A Party shall be excused for failures and delays in performance of their respective obligations under this Agreement caused by war, riots or insurrections, laws and regulations, strikes, floods, fires, explosions, or other catastrophes beyond the control and without the fault of such Party. This provision shall not, however, release such Party from using its best efforts to avoid or remove such cause, and such Party shall continue performance hereunder with the utmost dispatch whenever such causes are removed.
Upon claiming any such excuse or delay for nonperformance, such Party shall give prompt written notice thereof to the other Party. This Section 9.10 shall not apply to any obligation to pay money.

9.11 LOSS OF OR DAMAGE TO QMACS(TM) SOFTWARE. In the event of loss, damage, or destruction of any of the QMACS(TM) Software, the lost, damaged, or destroyed QMACS(TM) Software shall be replaced by Licensor upon the written request of Licensee. Licensee shall pay Licensor's reasonable reproduction and delivery expenses for such replacement unless the loss, damage, or destruction is caused by Licensor.

9.12 MODIFICATION OF THE AGREEMENT. This Agreement supersedes all oral or written agreements, if any, between the Parties and constitutes the entire agreement between the parties with respect to the matters contained herein. Any modification, amendment, cancellation, or waiver of rights under this Agreement shall be effective only if in writing signed by the Party against whom enforcement of the same is sought. No waiver of any breach of this Agreement shall be construed as a waiver of any other rights under this Agreement. No delay in acting with regard to any breach shall be construed as a waiver of the breach.

9.13 NOTICES. Any notices required or permitted hereunder shall be deemed to have been given if sent by registered or certified mail, postage prepaid, addressed or delivered as set forth in Exhibit E, attached hereto.

A Party hereto may change its address for notice purposes by furnishing the new address in writing to the other Party. Any such notice shall be deemed to have been given, if mailed to the last known address as provided herein, on the fifth
(5th) day after the date on which the notice is mailed.

9.14 RESERVATION OF RIGHTS. All rights of Licensor not expressly granted to Licensee in writing are reserved.

9.15 SECTION HEADINGS. The headings of Articles and Sections herein are used for convenience and ease of reference and shall not limit the scope or intent of the Articles or Sections.

9.16 SEVERABILITY. In the event that any provision of this Agreement shall become or be unenforceable, invalid, void or voidable, the same shall be limited, construed or, if necessary, limited to the extent necessary to remove such defect and the remaining provisions shall continue to bind the Parties as though the unenforceable, invalid, void or voidable part is not a part of the Agreement.

9.17 STATE AND FEDERAL LAWS. The Parties recognize that this Agreement is at all times subject to applicable state, local, and federal law including, but not limited to, the National Health Planning and Resources Development Act of 1974, the Social Security Act, and the rules, regulations and policies of the Department of Health and Human Services (including the right of the Secretary of HHS or his designee to access for a period of four years from termination of the License, Licensor's relevant books and records evidencing Licensor's contractual relations with

Licensee), all public health and safety provisions of state law and regulations, the rules and regulations of the applicable Health Systems Agency and applicable Executive Orders. For example, the Equal Employment Opportunity clause as required by Section 202 of Executive Order 11246 (1965) and as contained in and required by 41 C.F.R, Section 60-1.4 (1984), "Equal Opportunity Clause", is incorporated herein by reference, if applicable. The Parties further recognize that the Agreement shall be subject to amendments in such laws and regulations and to new legislation such as a new federal or state economic stabilization or health insurance program. Any provisions of law that invalidate, or otherwise are inconsistent with, the terms of this Agreement or that would cause one or both of the Parties to be in violation of law, shall be deemed to have superseded the terms of this Agreement; provided, however, that the Parties shall exercise their best efforts to accommodate the terms and the intent of this Agreement to the greatest extent possible consistent with the requirements of law.

9.18 SUCCESSORS IN INTEREST. Subject to the foregoing provision on assignability, this Agreement shall inure to the benefit of and be binding upon the parties, their successors, trustees, assigns, receivers, and legal representatives, and shall not inure to the benefit of any other person, firm or corporation.

9.19 TAXES AND DUTIES. The Agreement Fees, and all other fees, charges and payments specified herein are exclusive of any taxes, duties, or other tariffs imposed by any governmental agency on the QMACS(TM) Software, the Manual(s) or Licensee's use thereof, for any goods or services provided pursuant to this Agreement. Licensee shall be liable for any such taxes, duties, or tariffs, including, but not limited to, state and local sales, use, and property taxes, and penalties exclusive of taxes based upon Licensors or a third-party vendors income.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement which is effective as of the 23nd day of November, 1996.

LICENSOR:                                 Quality Care Solutions, Inc.

                                          By: /s/ A. Bruce Oliver
                                             ------------------------------
                                          Name: A. Bruce Oliver

                                          Title: President


LICENSEE:                                 Schaller Anderson of Arizona, L.L.C.

                                          By: /s/ Joseph P. Anderson
                                             ------------------------------
                                          Name:  Joseph P. Anderson

                                          Title:

                                    EXHIBIT A
                        SPECIFICATIONS OF QMACS(TM) SOFTWARE

These Specifications apply only to the QMACS(TM) Software as originally provided to Licensee under this Agreement. Updates, Enhancements and new versions of the QMACS(TM) Software delivered after the acceptance or use of the Software hereunder which increase the function thereof, unless otherwise specifically and exclusively provided for in this Agreement or agreed upon by the Parties, and which may be offered by Licensor to Licensee, may not conform to these Specifications. Definitions of terms not defined herein shall be mutually agreed upon by the parties within fourteen (14) days hereof.

The Parties recognize the possibility of differences in interpretation and meaning between the questions included in the Licensee's Request for Information
(RFI) and Licensor's responses thereto as incorporated herein and included in this Exhibit A, if applicable. The Parties therefore agree that in the event of a difference of opinion as to the nature or extent of any function to be performed by any of the Licensor's Applications or Licensor's reasonable interpretation and meaning of a question and/or response in the RFI, then the Licensor's interpretation shall prevail.

If the matter of interpretation is of a material nature, it is agreed the matter shall be resolved in accordance with the dispute resolution and arbitration provisions set forth in the Agreement in Article IX section 9.2. Both parties agree, however, for purposes of conforming to regulatory requirements by Managed Health Plans that the base QMACS(TM) Software functionality will comply with regulatory requirements now known and as will be forthcoming by applicable regulatory agencies following such software enhancement(s) which may be necessitated or required by the regulatory agency.

The following are the specifications and functions of the QMACS(TM) Software system:

         1. QMACS(TM) was developed in Microsoft Visual Basic Version 3.0 and
         4.0 to operate with Microsoft SQL Server relational database and TCP/IP networking protocol. The QMACS(TM) Software system requires the use of Microsoft WindowsNT(C) 4.0 Server as an operating system on the Data Server and WindowsNT(C) Workstation on the Client processor. The Licenses or cost for Licenses for any Microsoft or third party products are not included in this Agreement and must be obtained by Licensee.

         2. The QMACS(TM) Software is rule based and will accommodate the following business functions of a Managed Care Organization as interpreted by the Licensor.

GENERAL

The ability to report all claims expense information by the following:

         Rate Code
         Month of Service
         Provider number
         Member

         Paid date range
         Plan Provider Classification

The ability to report all authorized services for a member which have not yet been paid for.

The ability to report all claims with a given diagnosis.

The ability to generate a membership per month report by:
Line of Business

         Plan
         Rate Code
         Member coverage type
         Employer Group
         Member Delegation

The ability to report utilization by the following selection criteria:

         By diagnosis
         By provider
         By facility
         By plan
         By category of service
         By provider specialty
         By place of service
         By member demographics (age, sex)
         By rate code
         By dollar amount
         By member coverage type
         By member delegation
         By Provider Category

BENEFIT PLAN CONFIGURATION

The ability to configure benefit plan packages to pay claims based on whether the:

    -    Member's PCP must render service.

    -    Service requires an authorization.

    -    Provider of service is a plan participating provider.

    - Service is allowed/disallowed by the benefit plan as defined by user specified:

         1.   Diagnosis code (ICD-9)
         2.   Procedure code (CPT-4 or HCPCS).
         3.   Revenue code (LIB92).

                                       26                RFT QCSI EAL SYNERTECH

         4.   Range of the above codes.
         5.   Diagnosis/procedure combinations

         Visit Limits

         1.   Rolling Year
         2.   Calendar Year
         3.   Plan Year
         4.   Rolling Months
         5.   Rolling Days

         Month coverage starts

         Lifetime Limits

         Per visit limits

         Bill type (UB-92)

         Provider specialty

The ability to specify which edits to apply, and thus which edit code descriptions, appear on claims and EOBs/remits.

The ability to specify the following by procedure:

         Deductible
         Co-pay amount
         Cost Share amount
         Dollar maximums allowed
         Unit maximum allowed
         Coinsurance Benefit period (i.e. days, weeks, months, years)

The ability to adjudicate claims according to the following benefit plan and member information:

         The benefit plan rules for the date of service.

         The member's eligibility for the date of service.

         The member's benefit plan package for the date of service.

         The eligibility of the member's contract group for the date of service.

The ability to establish rates and bill benefit plan riders in the following ways:

                  Bill riders separately from the member's benefit plan rate

                  (Enhancement to be delivered in early 1997)

                  Include the price of the rider with the member's benefit plan rate

                  (Enhancement to be delivered in early 1997)

The ability to vary plan rates by the following:

                  Policy group

                  Member age (provisions for unlimited age groups)

                  Member sex Medicare vs. Non-Medicare members (Secondary coverage)

                  Medicare Part A vs. Part B (Secondary Coverage)

                  Member coverage dates The ability to maintain date of effective benefit plan rates

The ability to identify different categories of benefit plan types (e.g. medical, dental, vision, etc.)

BENEFIT PLAN ACCUMULATION

The ability to offer multiple benefit plans per contract group. The ability to assign multiple benefit plans per member.

The ability to enroll all members in a specified benefit plan to another specified benefit plan via batch process (i.e., without having to enroll each member individually).

THIRD PARTY ADMINISTRATION

The ability to administer claims adjudication and payment, authorizations, utilization review, and financial reporting in a third party administration role
(TPA) for an entity with:

         The same provider network as the HMO.

         A different provider network from the HMO.

CAPITATION

The ability to assign Capitation rates structures to specific providers.

The ability to process manual adjustments made to capitation pools.

The ability to have capitation rates vary by:

         Group
         Plan
         Rate Code
         Age/Sex
         Provider
         Service Zip Code

         Enrollment totals (Enhancement-No Charge)

The ability to process prorated capitations,

The ability to recon previous capitations

CLAIMS ENTRY/MAINTENANCE

The ability to adjudicate claims during on-line entry.

The ability to enter and adjudicate claims through a batch interface via tape from an outside provider.

The ability for providers entering claims via modem to add, change, view and delete only:

         Their own provider information. (Enhancement to be delivered in early
         1997)

         Members serviced by that provider. (Enhancement to be delivered in early 1997)

         Service plans for that member. (Enhancement to be delivered in early
         1997)

         Referrals generated by that provider. (Enhancement to be delivered in early 1997)

         Their own claims information. (Enhancement to be delivered in early
         1997)

The ability to Capture all HCFA 1500 information.

The ability to capture all UB 92 information

The ability to capture all Universal (Pharmacy) information (Enhancement to be delivered before March 31, 1997)

The ability to capture all information required by state Medicaid agencies.

CLAIMS ADJUDICATION/PRICING

The ability to adjudicate a claim based on the benefit plan of the member and contract of the Provider.

The ability to pend a claim at the line item level.

The ability to pay, pend, or deny a claim based on the existence of a valid authorization.

The ability to pend or deny a claim based on the provider number and a user defend set of either valid or invalid values for that provider using the following codes:

         Procedure codes

         Service Location

         Modifier Code

         Age (Enhancement-No Charge)

         Diagnosis (Enhancement-No Charge)

The ability to price claims based on the following payment mechanisms:

         Provider Fee Schedule

         Percent of billed

         Per Diem

         Lesser of billed or covered

         Capitated

         Pay claims up to a funded amount (a maximum dollar amount to be spent)

         Enhancement to be delivered before March 31, 1997

         Per diem based on tiers

COORDINATION OF BENEFITS (THIRD PARTY LIABILITY)

The ability to enter other insurance carrier information for members into the system.

The ability to enter the amount of COB for a claim which has already been paid by another insurance carrier.

The ability to Calculate the paid amount by deducting the COB amount from allowed amount.

CLAIMS INQUIRY

The ability to access the following information On line windows from the claims window:

         Referrals

         Service Plan (Enhancement to be delivered in early 1997)

         Member Information

         Provider Information

         Code values (CPT, ICD, revenue codes)

         Historical claims

         Member and Provider Memos and Alerts

         Limit and deductible accruals


The ability to access claims by:

                   Claim number
                   Member number
                   Member name
                   Provider number
                   Provider name

Referral number

CLAIM PAYMENTS

The ability generate checks for claims.

The ability to generate remittances for both claims and encounters.

MEMBERSHIP INFORMATION INQUIRY/LISTING - ONLINE OR REPORTS

The ability to view membership information and accumulate totals using the following selection criteria:

         Primary Care Physician
         Zip Code
         Age/User specified Age Range
         Rate Code
         By benefit plan within all above mentioned criteria

To obtain above statistics by Group Id calculating percentage of totals.

         Language spoken

The ability to produce a member enrollment analysis by Plan that lists the total members enrolled by age group and sex within rate code.

The ability to record, track and resolve member grievances.

GROUP POLICY MAINTENANCE

The ability to establish effective dated policy group (i.e. employer group) policies to which members and benefit plan products can be assigned.

The ability to add/change/review/ the following policy group information on-line: Group demographics (name, address, contacts, etc.)

         Plans/Riders offered by the group

         Billing information (billing cycle, etc.)

         Rate Codes and corresponding premiums/member capitation dollar amounts for each plan assigned to the group

The ability to assign multiple rate codes (codes that can be tied to a dollar premium/capitation amount) to a benefit plan.

The ability to administer the following types of policies:

                  Per diems

         Discounts off a set fee schedule

         Discounts off the provider's billed charges

         RBRVS, RVS, Set pricing

         DRG's

         Per Unit

MEMBER MAINTENANCE

The ability to enroll, modify, and disenroll the following member information on-line:

Demographic information (name, address, sex, birthdate, etc.)

         Plan/coverage information.
         PCP
         Coordination of benefit (COB) information
         Medicare coverage information
         Enrollment dates (enrollment and disenrollment dates)
         User definable alert flags

PRIMARY CARE PHYSICIAN ASSIGNMENT

The ability to assign a Primary Care Physician (PCP) to each member.

The ability to indicate when a provider is not accepting new patients on the provider on-line a group by group basis on the providers on-line profile.

The ability to automatically assign PCP's to a member, during enrollment, based on the member's zip code (age, sex, and language (Enhancement-No Charge).

The ability to assign a non-PCP provider to each member.

AUTHORIZATION MANAGEMENT

The ability to add/read/modify/delete the following authorization (referral) information on-line:

         Authorization control number.

         Member ID number.

         Carrier ID number other than member ID.

         Referral service code (user maintainable).

         Diagnosis (presenting signs and symptoms).

         Accrued benefits relating to authorization in units

         Provider of service (Referred to provider).

         Referring provider.

         Authorized service date range.

         Authorized referral days/number of visits (units).

         Option of indicating estimate cost of service.

         Authorized cost of service.

         Operator ID number to enter the authorization.

         Operator ID number to last change authorization.

         Date of last change.

         Deny days and reason for in patient authorizations.

         Deny request for services by referral service code (w/reason).

         Emergency, non emergency, urgent care code indicator.

         Screen alert for member special requirements.

         Memo/comment area capabilities.

The ability to create temporary providers who are not on the system.

The ability to automatically generate a control number to uniquely identify an authorization abstract.

The ability to access and display an authorization number on-line.

The ability to record, track and resolve appeals of denied services (Enhancement-No Charge)

BILL PROCESSING

The ability to accommodate multiple tier premium structures (i.e., single, family, etc.)

The ability to adjust the premium by:

         Age
         Sex
         Medicare vs. non Medicare
         Contract Group
         Benefit Plan (rate code)

The ability to track current, historical, and future rate history and billing provision.

The ability to process retroactive premium billing and credits for enrolls, disenrolls, and changes.

The ability to accommodate COBRA billing.

BILL PRINTING

The ability to process the following billing cycles:

         Monthly
         Bimonthly
         Quarterly
         Semi-Annually

PROVIDER MAINTENANCE

The ability to add, change, review and delete provider demographic and contract information online.

The ability to restrict deletion of any physician with claims, encounters, or referrals for that physician.

The ability to delete terminated providers from the data file after a user specified period of time.

The ability to maintain two separate addresses for each provider (i.e., service address vs billing address.)

The ability to maintain at least one provider specialty for which the provider is authorized.

The ability to maintain at least two separate addresses for each provider (i.e. service address & billing address). Can be expanded to as many as ten separate addresses for each provider.

Ability to allow more than one provider specialty in the provider maintenance file.

The ability to track facility inspections and approvals for each provider.

The ability to classify providers as both PCP and Specialists.

The ability to generate Providers Directories based on:

         Group Affiliation

         Zip Code

         Specialty

         Other user defined categories

                                    EXHIBIT B
                            CONFIDENTIALITY AGREEMENT

B 1.     AGREEMENT

The undersigned has received and will receive access to trade secrets and confidential information subject to the terms and conditions set forth below.

B 2.     DEFINITIONS

Licensor refers to Quality Care Solutions, Inc. Licensor Product refers to a software product and all documentation related thereto created and produced by Licensor and its subsidiaries. Licensor Information refers to all information, whether oral or written, manuals or on-line documentation, relating to Licensor Products and the business operations (e.g. management, methods, finances,, customers and business plans and strategies) of Licensor and its subsidiaries, except such information which Licensee demonstrates (A) is or becomes generally known to Licensor's industry through no fault of Licensee, (B) is already rightfully known by Licensee through means other than disclosure by Licensor,
(C) is rightfully received by Licensee from a third party having no obligation of confidence regarding such information, or (D) is independently developed by Licensee without breach of this Confidentiality Agreement.

Licensor's use of particular information in its Products and its business operations is confidential, whether or not the particular information is generally known, unless one of the exceptions applies Licensor's use of that particular information. A combination of information is confidential, even if, exceptions apply to parts of the combination, unless one of the exceptions applies to the combination and its principles of operation and its economic value.

Licensee refers to Schaller Anderson of Arizona, L.L.C. and its Affiliates. Licensee Product refers to any product or service and all documentation related thereto created and produced by Licensee and its Affiliates. Licensee Information refers to all information, whether oral or written, manuals or documentation, relating to Licensee Products and the business operations (e.g. management, methods, finances, customers, business plans and strategies) of Licensee, its Affiliates or clients, including Managed Health Plans, except such information which Licensor demonstrates (A) is or becomes generally known to Licensee's industry through no fault of Licensor, (B) is already rightfully known by Licensor through means other than disclosure by Licensee, (C) is rightfully received by Licensor from a third party having no obligation of confidence regarding such information, or (D) is independently developed by Licensor without breach of this Confidentiality Agreement.

Licensee's use of particular information specific to its business is confidential, whether or not the particular information is generally known, unless one of the exceptions applies to the fact of Licensees use of that particular information. A combination of information is confidential, even if exceptions apply to parts of the combination, unless one of the exceptions applies to the combination and its principles of operation and its economic value.

B 3.     ACKNOWLEDGMENTS

         B 3.1 Licensor. Products and all techniques, algorithms, data models, stored procedures, schemas, and processes contained therein or any modification, extraction, or extrapolation thereof are the property and trade secrets of Licensor. The expression thereof is also protected under the copyright laws. The copyright notice on Licensor Products does not imply unrestricted or public access to these materials. No duplication, usage, disclosure, or publication thereof, in whole or in part, for any purpose is permitted, except that which is expressly permitted by this Confidentiality Agreement or other written agreement with Licensor. All rights not granted are reserved.

         Licensee Products and all techniques, algorithms, data models, stored procedures, schemas, and processes contained therein or any modification, extraction, or extrapolation thereof are the property and trade secrets of Licensee. The expression thereof is also protected under the copyright laws. The copyright notice on Licensee Products does not imply unrestricted or public access to these materials. No duplication, usage, disclosure, or publication thereof, in whole or in part, for any purpose is permitted, except that which is expressly permitted by this Confidentiality Agreement or other written agreement with Licensee. All rights not granted are reserved.

         B 3.2 Licensor Information is the property and trade secret of Quality Care Solutions, Inc. Licensee Information is the property and trade secret of Licensee.

         B 3.3 Both parties acknowledge that any Products or Information which may have been disclosed prior to the Confidentiality. Agreement are subject to the terms and conditions herein.

         B 3.4 This Confidentiality Agreement does not grant a license or any other right to either party's Products or Information, except the disclosure rights expressly set forth herein.

         B 3.5 The provisions of this Confidentiality Agreement are in addition to and not exclusive of any and all other obligations and duties set forth in the Software License and Support Agreement to which this Confidentiality Agreement is attached as Exhibit B with respect to each party's Products and Information.

         B 3.6 For the sole purpose of each party enforcing this Confidentiality Agreement through injunctive relief, both parties acknowledge that the unauthorized use or disclosure of each others Products or Information would cause irreparable harm to the respective parties and that either party may seek injunctive relief for any actual or threatened violation of this Confidentiality Agreement. Such remedy shall not limit the respective parties from pursuing any other remedy, in law or in equity, available for a breach or anticipatory breach of this Confidentiality Agreement.

         B. 3.7 Each party shall indemnify the other against any expenses, damages, costs and reasonable attorneys' fees incurred as a result of the indemnifying party's, or its agents' or employees' breach of this Confidentiality Agreement.

B 4.     DISCLOSURE TERMS

         B 4.1 Licensee shall hold in confidence all Licensor Products and Information which Licensee has received or will receive, using at least the same degree of care as Licensee exercises for its own trade secrets.

         Licensor shall hold in confidence all Licensee Products and Information which Licensor has received or will receive, using at least the same degree of care as Licensor exercises for its own trade secrets.

         B 4.2 Licensee shall not disclose Licensor Products or Information which Licensee has received or will receive, without Licensor's prior written approval, except as set forth in Sections B 4.3 and 5 or in the Software License and Support Agreement.

         Licensor shall not disclose Licensee Products or Information which Licensor has received or will receive, without Licensee's prior written approval, except as set forth in Sections B 4.3 and 5 or in the Software License and Support Agreement.

         B 4.3 Licensee may disclose appropriate portions of Licensor Products and Information to such of Licensee's employees and consultants who have been informed of Licenses obligation to protect the intellectual property rights of Licensor and who have a specific, legitimate need to access such portions of Licensor's Products and Information for the purpose of evaluating Licensor and Licensor Products and to perform and exercise Licensee's rights under the Software License and Support Agreement between Licensor and Licensee. Licensee may copy the Licensor Products and Information as reasonably necessary to accomplish such purpose with due regard for Licensee's obligations herein (e.g. to limit use and disclosure and to return all copies).

         Licensor may disclose appropriate portions of Licensee Products and Information to such of Licensor's employees and consultants who have been informed of Licensors obligation to protect the intellectual property rights of Licensee and who have a specific, legitimate need to access such portions of Licensee's Products and Information for the purpose of evaluating Licensee and Licensee Products and to perform and exercise Licensee's rights under the Software License and Support Agreement between Licensor and Licensee. Licensor may copy the Licensee Products and Information as reasonably necessary to accomplish such purpose with due regard for Licensor's obligations herein (e.g. to limit use and disclosure and to return all copies).

         B 4.4 Licensee shall notify Licensor of any breaches of security. Licensee agrees to reproduce Licensor's copyright and proprietary notices on all copies or transmissions of Licensor Products and Information. Licensee shall not remove or obscure any copyright or other proprietary notices from Licensor Products or Information. Licensee shall not take any action to reverse engineer any Licensor Product or any part thereof. Licensee and standard reports generated from QMACS(TM) Software are specifically excluded from requirements of displaying copyright notices of Licensor.

         Licensor shall notify Licensee of any breaches of security. Licensor agrees to reproduce Licensee's copyright and proprietary notices on all copies or transmissions of Licensee Products and Information. Licensor shall not remove or obscure any copyright or other proprietary notices from Licensee Products or Information. Licensor shall not take any action to reverse engineer any Licensee Products or any part thereof.

B 5.     DISCLOSURE REQUIRED BY LAW

         B 5.1 If Licensee is ordered by a court or other governmental body of competent jurisdiction to disclose Licensor Products or Information, Licensee shall not be liable for disclosures required by such order if the Licensee reasonably complies with the following requirements: (a) when Licensee becomes aware of such an order or the possibility of such an order, Licensee shall immediately notify Licensor by the most expedient means, (b) Licensee shall join a motion by Licensor for an order protecting the confidentiality of Licensor Products or Information, including a motion for leave to intervene by Licensor, and if an issued order calls for immediate disclosure, Licensee shall immediately request a stay of such order to permit Licensor to respond as set forth in subparagraph (b).

         If Licensor is ordered by a court or other governmental body of competent jurisdiction to disclose Licensee Products or Information, Licensor shall not be liable for disclosures required by such order if the Licensor reasonably complies with the following requirements: (a) when Licensor becomes aware of such an order or the possibility of such an order, Licensor shall immediately notify Licensee by the most expedient means, (b) Licensor shall join a motion by Licensee for an order protecting the confidentiality of Licensee Products or Information, including a motion for leave to intervene by Licensee, and if an issued order calls for immediate disclosure, Licensor shall immediately request a stay of such order to permit Licensee to respond as set forth in subparagraph (b).

B 6.     TERMINATION

         B 6.1 Within fifteen (15) days of notice or termination, Licensee agrees to immediately return or destroy all copies of all Licensor Products and Information as directed by Licensor and to provide written certification to Licensor of having complied with Licensor's direction.

         Within fifteen (15) days of notice or termination, Licensor agrees to immediately return or destroy all copies of all Licensee Products and Information as directed by Licensee and to provide written certification to Licensee of having complied with Licensee's direction.

         B 6.2 Licensee's obligations under this Confidentiality Agreement shall continue for a period of five (5) years after termination of the Software License and Support Agreement.

         Licensor's obligations under this Confidentiality Agreement shall continue for a period of five (5) years after termination of the Software License and Support Agreement.

B 7.     GENERAL PROVISIONS

         B 7.1 Governing Law. This Confidentiality Agreement shall be governed by the laws of the State of Arizona, without regard to its choice of law principles. Licensor and Licensee consent to the personal jurisdiction of the federal courts located in the State of Arizona.

         B 7.2 Modifications to Agreement. Licensor and Licensee acknowledge that neither has been induced into this Confidentiality Agreement by any condition, representation, or warranty not set forth in this Confidentiality Agreement. Any modifications to this Agreement are invalid unless confirmed in a writing which states that it amends this Agreement and which is signed by an authorized officer of Licensee and Licensor. Any subsequent agreements are invalid unless confirmed in a writing which is signed by an authorized officer of each party.

         B 7.3 No Waiver. The failure of either party at any time to require performance by the other party of any provision of the Confidentiality Agreement shall in no way affect the right of such party to require performance of that provision. Nor shall such failure be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Confidentiality Agreement.

         B 7.4 Partial Invalidity. If any provision of this Agreement is held invalid, such invalidity shall not affect other provisions of this Agreement which can be given effect without the invalid provisions. Provisions deemed to be invalid shall be reformed to the minimum extent necessary to render them valid at such time and, to the extent possible, in accordance with the original intent of the parties. For example, it is the intention of the parties that, if a court deems any provision of this contract to be invalid because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or subject matter of such provision and, in its reduced form, such provision shall be enforced.

         B 7.5 Interpretation. Defined terms used herein but not defined herein shall have the meanings given them in the Software License and Support Agreement. "Include", "includes", and "including" shall be interpreted as introducing a list of examples which do not limit the generality of the concept they illustrate. "Modification" to the products includes corrections to the product, additions to the product, and translations of the product. "Intellectual property rights" refers to patent, copyright, or trade secret right.

         B 7.6 Notice. Any notice given pursuant to this Confidentiality Agreement shall be in writing, shall state that it is a notice given pursuant to this Confidentiality Agreement, and shall be sent by certified mail to the address indicated below.

         B 7.7 This Agreement and the Software License and Support Agreement between Licensor and Licensee contain the entire agreement between the Parties relating to the subject matter hereof. To the extent there is a conflict with respect to the confidentiality obligations of the Parties, the provisions of this Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Confidentiality Agreement to be written, and the persons signing -warrant they are duly authorized to sign on behalf of their respective parties.

FOR LICENSEE: SCHALLER ANDERSON OF ARIZONA, L.L.C.

By:

Name:

Title:

Address:

Date:

FOR LICENSOR: QUALITY CARE S v S, INC.

By:

Name:  A. Bruce Oliver

Title:  President

Address:  5030 E. Sunrise Drive, Phoenix AZ 85044

Date:

                                    EXHIBIT C
                        FEES, RATES AND PAYMENT SCHEDULES

C 1. SOFTWARE LICENSE AND SUPPORT FEE:

In consideration of the licenses granted hereunder, Licensee hereby agrees to pay Licensor according to the following Software License Fee schedule as defined in this Section C1. Licensee hereby agrees to permit Licensor electronic access to Licensee's enrollment database monthly for the purpose of determining the count of members enrolled on the first day of the respective month for License Fee billing purposes, if applicable. In the event Licensor is unable to determine the proper enrollment on the first of each month, Licensee agrees to accept and pay an estimation of Licensee Fee provided by Licensor. All estimations of monthly License Fees will be reconciled within ninety (90) days to a corrected amount.

C 1.1 Software License and Support Fee Schedule. [Confidential treatment has been requested]

Licensee agrees to pay Licensor a Software and Support Fee for using the QMACS(TM) Software in managing and administering its Managed Care Plans. Licensee agrees to pay the Software License and Support Fee schedule as follows:

Initial Implementation, Set Up & Training for initial Health Plan implementation [****] payable as follows:

         [****] on the Execution Date
         [****] on the monthly anniversary of the Execution Date for the next six months; provided, however, that if final acceptance occurs prior to the six month period, then the full balance of the [****] fee shall be paid on final acceptance. Final acceptance shall mean when Licensee is successfully paying claims using the QMACS(TM) Software.

Monthly Software License and Support Fee. The obligation to pay the Monthly Software License and Support Fee (the "Monthly Fee") shall commence when the QMACS(TM) Software is fully implemented so that it is capable of accepting enrollment. At such time, and until there is one enrolled member, the Monthly Fee shall be [****]. Thereafter, the following schedule applies:

$ [****] per month from 1 - [****] Members
$ [****] Per Member Per Month ("PMPM") from [****] Members
$ [****] Per Member Per Month ("PMPM") from [****] Members
$ [****] Per Member Per Month ("PMPM") from [****] Members
$ [****] Per Member Per Month ("PMPM") over [****] Members

In the event that Licensee is terminated by a particular Managed Health Plan, but this Software License and Support Agreement remains in effect, then with respect to such Managed Health Plan, the monthly fee shall be [****].

                    **** - Confidential Treatment Requested

The above rates are cumulative up to the respective total number of Licensee's Members for all Licensed affiliated Health Plans. Changes to the above listed fees can only be made by written mutual consent by Licensee and Licensor for the length of this contract.

         C 1.2 Late Payment and Interest - If Monthly Fees are not paid within thirty (30) days of invoice date, Licensee agrees to pay a late payment penalty of five percent (5%) of the Monthly Fee due in addition to the Monthly Fee. Licensee agrees any payment under this Exhibit C which is more than thirty-one (31) days late will accrue interest at the rate of twelve percent (12%) per annum (or the highest rate of interest allowed by applicable law, if lower) until paid in full. Licensor shall have the right to suspend all its obligations under this Agreement in the event that any payment is more than forty-five (45) days late. Licensor agrees to notify Licensee in writing at least fifteen (15) days prior to suspending its obligations for late or non payment. Notices of intent to suspend obligations will be delivered in accordance with Exhibit E.

In the event that Licensee determines in its reasonable judgment that a billing error has occurred. Licensee must notify Licensor in writing within thirty (30) days of receipt of such erroneous items. Licensee agrees to pay all undisputed items on an invoice which may have disputed items contained thereon. Licensor agrees that no late payment penalty shall be applicable for contested invoice items until thirty (30) days following Licensor's response to Licensee's notice of billing error.

         C 1.3 Licensee shall be entitled to reasonable compensation for all software, including Derivative Works, collaboratively developed by Licensor and Licensee and such compensation shall be offset against the moneys otherwise owed Licensor by Licensee.

C 2.     IMPLEMENTATION SERVICE FEES:

Licensor and Licensee agree that additional and optional services may be requested. Such requests will be in the form of written work order requests, written quotations and signed authorizations before any work will commence for the Licensee.

Licensor shall not bill for any time spent in the development or preparation of written work orders, quotations for work or detail specifications of program design.

C 3.     TRAINING FEES:

Licensor agrees to provide Licensee start-up training of one hundred twenty
(120) hours without additional training cost. Travel and lodging costs for all training will be the responsibility of Licensee as outlined in Section C7. Continuing education will be charged according to the following fee schedule:

         Additional Training Fees:

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
         Licensor Application Training Fees $ 50.00 Third Party Application Training Fees $ 65.00

         Operating System, Language, Network Management, Database Training, System Management, Systems Integration $ 125.00

         Additional Training required for implementation of Licensee affiliated Health Plans beyond the establishment of Maryland Care, Inc. shall be provided at rates 25% below each above identified hourly rate.

C 4.     CONSULTING FEES:

Licensor agrees to provide technical consulting to Licensee upon request of an authorized executive of Licensee on a quoted time and material basis.

C 5.     HARDWARE CONFIGURATION:

Licensor agrees to provide Licensee reasonable hardware configuration consulting necessary to operate Licensor's software products on Licensee's computer equipment without additional charge.

Licensor reserves the right to charge Licensee for hardware consulting and servicing Licensor deems outside the scope and intent of Licensor's service.

C 6.     DELIVERY AND INSTALLATION:

Licensee agrees to the following terms and conditions of the Licensor if the Licensee requests or hires the Licensor to act as an agent to procure, set-up or install computer hardware and equipment on behalf of the Licensee. Vendors Hardware and Operating system refers to computers, operating system software and database software listed in Exhibit D to be procured from a third party supplier on behalf of the Licensee.

         C 6.1 The "delivery date" for each item of Vendors Hardware and Operating system software listed in Exhibit D shall be the date on which Licensor delivers and fully installs the specific item of hardware at locations specified in Exhibit E.

         C 6.2 Shipment of the Vendor's hardware and software shall be F.O.B. the p location specified in Exhibit E. All freight and handling charges on the hardware and operating system software shall be the responsibility of the Licensee.

         C 6.3 The Licensee is responsible to ensure all wiring, environmental, safety codes and equipment manufacturers' installation specifications are met prior to installation. The Licensee agrees to pay or reimburse Licensor for additional costs incurred as a result of unsatisfactory installation preparation, practices, procedures or site conditions corrected by Licensor.

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         C 6.4 Title to Vendor's Hardware and Operating system software shall pass to Licensee at the FOR Point, but subject to a security interest until the date the Licensee has fully paid for the Hardware and Operating system software.

C 7.     TRAVEL AND EXPENSE GUIDELINES.

         C 7.1 Travel and Lodging guidelines. Licensee agrees to reimburse or pay Licensor for reasonable travel, meals, lodging, per them expenses which are incurred by Licensor on installation, implementation, training, maintenance, support, consulting at the Licensee's office or location defined in Exhibit E or if Licensee's work location is in excess of seventy-five (75) miles of Licensors main office.

                                       44
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                                    EXHIBIT D
                           HARDWARE/SOFTWARE ELEMENTS

  Attached to this Agreement is a mutually agreed upon computer specification necessary to operate Licensor's QMACS(TM) Software system. Utility Software, Operating System Software and Hardware Equipment procurement are Licensee's responsibility.

Recognizing the fluid technological environment in existence relative to available hardware and software, Licensor and Licensee mutually agree that the listed hardware and operating/network software constitute an approved operating platform and network topology to assure an acceptable level of operating performance of the QMACS(TM) Software based on membership projections and user topology provided by Licensee.

Licensor and Licensee mutually agree that this environment may, from time to time, need to be updated to accommodate the then current industry acceptable standards. Licensor warrants, however, that substantive changes in the QMACS(TM) product which mandate upgrades of hardware and/or operating or network software will not be implemented without concurrence by Licensee in or on any Managed Health Plan and, further, that Licensor will make every effort to allow at least a one hundred eighty (180) day advance notice of such change requirements. Changes as described do not, in any way, make null or void any obligation of Licensor as described in this Agreement.

                                       45
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                                    EXHIBIT E
                              LOCATION AND NOTICES:

 Locations for Installation of QMACS(TM) Software and Approved Computer(s) will be listed below.

Any notices required or permitted hereunder shall be sufficiently given if sent by registered or certified mail, postage prepaid, addressed or delivered as follows:

                                    NOTICES:

A. TO LICENSOR:          Quality Care Solutions, Inc.
                         5030 E. Sunrise Drive
                         Phoenix, AZ 85044
                         Attention: Mr. A. Bruce Oliver

B. TO LICENSEE:









INSTALLATION LOCATIONS:

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                                    EXHIBIT F
                         PROPOSED DATA CONVERSION PLAN:

It is agreed that no data will be converted for the implementation of Maryland Care Inc.

Subsequent implementations of other Licensee affiliated Health Plans may involve the conversion of data from other systems. Each such implementation shall have a unique data conversion plan, the content of which shall be mutually agreed upon by Licensor and Licensee and the cost of which shall be defined and agreed upon prior to the initiation of the implementation project.

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                                    EXHIBIT G
                              PROGRAMMING SERVICES

G 1. CUSTOM QMACS(TM) SOFTWARE. If Licensor shall agree in writing to develop any customized software or modification of the QMACS(TM) Software (the "Customized Software") for Licensee, such Customized Software or modifications shall be deemed to be jointly owned by Licensor and Licensee for purposes of this Agreement and shall not be made available to the Licensor customer base, or licensed by Licensor without the express written permission of Licensee. Licensor warrants that the Customized Software will meet the specifications for Customized Software and be covered by the warranty provisions of Article VII of the Software License and Support Agreement if Licensee shall cancel any Customized Software request, Licensee shall be obligated to pay to Licensor an amount equal to Licensor's then current hourly fees multiplied by the number of hours Licensor has expended on the Customized Software project up to the date of receipt of Licensee's notice to terminate the project. In addition, Licensee shall pay to Licensor all expenses (except for programming expenses which shall be calculated as set forth in the preceding sentence) incurred by Licensor to develop the Customized Software up to the time of termination of the project. Such amounts shall be paid by Licensee to Licensor within thirty (30) days of receipt by Licensee of Licensor's invoice.

G 2. PROGRAMMING SERVICES. Upon Licensee's request, Licensor may provide custom programming services for Licensee at Licensor's then current hourly rates. The Support Services provided under the Monthly Fees do not cover Support Services for programs and applications developed pursuant to this Programming Services Section. Upon Licensee's request, Support Services for such customized programs and applications may be provided to Licensee at either Licensee's hourly rates as defined in the Software License and Support Agreement or at a fixed cost to be determined and mutually agreed upon on a per project basis. Unless the Parties agree otherwise in writing, the programs and applications developed pursuant to this Section in collaboration with each other and all corresponding copyrights and intellectual property shall be owned and held by Licensor with Licensee holding a paid up exclusive license to use and copy said programs and applications as permitted in this Agreement but Licensee may not transfer or disclose them to any third party.

G 3. INSTRUCTIONS FOR CUSTOM PROGRAMMING. In the event that Licensor provides to Licensee Custom Programming by the mutual written agreement of the Parties. Licensor shall provide brief written instructions on the operation of the Customized Software requested by Licensee. Such instructions may not be as detailed as those provided in Licensor's Documentation. Inasmuch as the mutually agreed upon specifications shall serve as the basis for Custom Program development, Licensor shall still be obligated to incorporate and provide standard documentation for any customized program to a level and degree as provided with the base QMAC(TM) Software. This documentation is to be made available to Licensee upon acceptance, approval and implementation of such customized programming into production for at least one Managed Health Plan.

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                                    EXHIBIT H
                       STANDARD SUPPORT AND RELEASE POLICY

1. Released software will only be modified to handle problem fixes, not enhancements.

2. Problems will be classified as urgency 1, 2, or 3 (L11, U2, L13)

         A U1 problem is a problem (Material Non-Conformity) that prevents a major function from working or causes data integrity issues, and for which there are no workarounds. Any operation of the Software which causes material erroneous data or unrecoverable data loss due to the execution of the Software's Applications.

         A U2 problem is a problem that prevents a non-major function from working and for which there is no workaround.

         A U3 problem is a problem that is an annoyance but does not prevent a non-major function from working or there is a workaround.

         a) Example of a U1 problem. Can't adjudicate a claim, can't add or modify a provider, can't add or modify an enrollment, etc.

         b) Example of a U2 problem. Can't add a new licensing board to the credentialing module.

         c) Example of a U3 problem. Authorization history doesn't refresh when a new authorization is issued.

3. Every attempt will be made to turn around U1 problem fixes within eight(8) working days of duplication.

4. U2 problem fixes will be supplied within 30 working days.

5. U3 problem fixes will be released at the next major release, or, no later than 90 days from the notification of such problem by Licensee or Affiliates.

6. Licensor's Customer Service Representative will be responsible for clearly distinguishing between a problem fix and an enhancement to the Licensee.

7. Enhancements require scheduling for design, development, testing, documentation, release notes and training before they can be released into a production environment for Licensee use.

8. Software released before testing, documentation, release notes and training phases are complete is classified as 'beta test' software. Beta test software will require beta test agreements to be signed and approved by Licensee before the beta test software will be released for use by the Licensee.

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
9. All Software released for use or testing by Licensee shall be placed in an agreed upon location on the Licensee's Approved Application Server for appropriate disposition by Licensee.

10. The use and maintenance of an application test environment shall be the sole responsibility of the Licensee.

                                       50
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                                    EXHIBIT I
                          CLAIMS, PROCEEDINGS, ACTIONS

Redpath Computer Services, Inc. v. Regional AHCCCS Health Providers, Inc., Digital Sciences, Inc., Ventana Health Systems and Intergroup Healthcare Corp., Case No. CIV 96-1732-PHX-ROS.

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                                    EXHIBIT J
                               ESCROW INSTRUCTIONS

                              [Omitted On Original]

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